Exhibit 99.2

Execution Version

SHARE PURCHASE AGREEMENT

among

ZTO EXPRESS (CAYMAN) INC.

TAOBAO CHINA HOLDING LIMITED

CAINIAO SMART LOGISTICS INVESTMENT LIMITED

NEW RETAIL STRATEGIC OPPORTUNITIES INVESTMENTS 2 LIMITED

and

RISING AUSPICIOUS LIMITED

Dated May 29, 2018

	4.15.	Compliance with Laws	17
	4.16.	Related Party Transactions	17
	4.17.	Labor Matters	18
	4.18.	Intellectual Property	18
	4.19.	IT System	19
	4.20.	Data Protection	19
	4.21.	Environment, Health and Safety	19
	4.22.	Litigation	19
	4.23.	Anti-Corruption, Anti-Money Laundering and Sanction Laws	20
	4.24.	Fees	21
	4.25.	Listing and Maintenance Requirements	21
	4.26.	No Directed Selling Efforts or General Solicitation	21
	4.27.	Private Placement	21
	4.28.	Investment Company	21
	4.29.	No Integrated Offering	22

5.	Representations and Warranties of the Investors		22

	5.1.	Organization and Authorization	22
	5.2.	No Conflict	22
	5.3.	Consents	22
	5.4.	Purchase Entirely for Own Account	22
	5.5.	Restricted Securities	23
	5.6.	Experience	23
	5.8.	U.S. Person	23
	5.9.	No Solicitation	23

6.	Conditions to Closing		23

	6.1.	Conditions to the Investors’ Obligations	23
	6.2.	Conditions to Obligations of the Company	24
	6.3.	Additional Condition	25

7.	Covenants		25

	7.1.	Commercially Reasonable Efforts	25
	7.2.	Operation of the Business	25
	7.3.	Notices of Certain Events	25
	7.4.	Exclusivity	26
	7.5.	Public Disclosure	26
	7.6.	Confidentiality	26
	7.7.	Financial Information	27
	7.8.	Compliances with Laws	27
	7.9.	ADSs	27
	7.10.	Use of Proceeds	28
	7.11.	Use of Names and Logos	28
	7.12.	Specified Matters	29

8.	Indemnification		29

	8.1.	Survival	29
	8.2.	Limitation	29
	8.3.	Proceedings	30
	8.4.	Payment	31
	8.5.	Investigation and Disclosure	31

9.	Termination		31

10.	Miscellaneous		32

	10.1.	Expenses	32
	10.2.	Governing Law	32
	10.3.	Jurisdiction	32
	10.4.	Equitable Remedies	33
	10.5.	Successors and Assigns	33

10.6.	No Third-Party Beneficiaries	33
10.7.	Entire Agreement	33
10.8.	Notices	33
10.9.	Delays or Omissions	35
10.10.	Amendments and Waivers	35
10.11.	Counterparts	35
10.12.	Severability	35

Schedule 1 Purchased Shares Particulars

Schedule 2 Key Persons

Schedule 3 Permitted Use of Proceeds

Exhibit A Form of Alibaba and Cainiao Registration Rights Agreement

Exhibit B Form of YF Registration Rights Agreement

Exhibit C Form of NRF Registration Rights Agreement

Exhibit D Form of Investor Rights Agreement

Exhibit E Form of Director Indemnification Agreement

Exhibit F Form of Cayman Legal Opinion

Exhibit G Form of PRC Legal Opinion

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of May 29, 2018, by and among ZTO Express (Cayman) Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), Taobao China Holding Limited, a company with limited liability incorporated under the Laws of Hong Kong (“Alibaba”), Cainiao Smart Logistics Investment Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (“Cainiao”), Rising Auspicious Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (“YF”) and New Retail Strategic Opportunities Investments 2 Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“NRF,” collectively with Alibaba, Cainiao and YF, the “Investors” and each an  “Investor”).

BACKGROUND

A.                                    The Company wishes to issue and sell to each of the Investors, upon the terms and conditions stated in this Agreement, and each of the Investors wishes to subscribe for and purchase from the Company, certain number of Class A Ordinary Shares, by executing and delivering this Agreement.

B.                                    Contemporaneous with the sale of the Purchased Shares, the Company, Alibaba and Cainiao will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A, the Company and YF will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B, and the Company and NRF will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (collectively, the “Registration Rights Agreements”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act, as amended, and the rules and regulations promulgated thereunder.

C.                                    Contemporaneous with the sale of the Purchased Shares, the Company and the Investors will execute and deliver an Investor Rights Agreement with certain other parties thereto, in the form attached hereto as Exhibit D (the “Investor Rights Agreement” and, together with this Agreement, the Registration Rights Agreements and any other agreement, certificate or other document to be entered into, furnished with or delivered pursuant to the terms hereof and thereof, the “Transaction Documents”).

AGREEMENT

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions and Interpretation.

1.1.                            Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings set forth below:

“ADSs” means the American Depositary Shares of the Company issued pursuant to the Deposit Agreement; each ADS represents one (1) Class A Ordinary Share.

“Affiliate” means, (i) with respect to any Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person, and (ii) with respect to any natural person, any other Person that is directly or indirectly Controlled by such natural person or is a spouse, child, step-child, parent, step-parent, brother, sister, step-brother, step-sister of such natural person and their respective lineal ascendants or descendants.

“Affiliated Person” with respect to a Person, means such Person’s director, supervisor, executive, employee, agent or other party acting on behalf of such Person.

“Anti-Corruption Law” means anti-bribery or anti-corruption related Laws that are applicable to business and transactions of the Group Companies and their respective Affiliates, including Laws relating to anti-corruption and anti-commercial bribery in the PRC, the amended U.S. Foreign Corrupt Practice Act of 1977, as well as applicable anti-bribery or anti-corruption Laws of other countries.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City, the Cayman Islands, Hong Kong and the PRC are open for the general transaction of business.

“Charter Documents” means, with respect to a particular legal Person, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such Person.

“Class A Ordinary Shares” means class A ordinary shares of the Company, par value US$0.0001 per share, having rights and privileges set forth in the Memorandum and Articles of Association.

“Class B Ordinary Shares” means class B ordinary shares of the Company, par value US$0.0001 per share, having rights and privileges set forth in the Memorandum and Articles of Association.

“Company Intellectual Property” means all Intellectual Property that is used in connection with, and is material to the business of the Company and its Subsidiaries and all Intellectual Property owned by or licensed to the Company and its Subsidiaries.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Controlling Documents” means, collectively, the Voting Rights Proxy Agreement dated August 18, 2015 among the Shanghai Zhongtongji Network Technology Co., Ltd. (“WFOE”), the ZTO EXPRESS CO., LTD. (“VIE Co”) and the shareholders of the VIE Co, the Equity Pledge Agreement dated August 18, 2015 among the WFOE, the VIE Co and the shareholders of the VIE Co, the Exclusive Call Option Agreement dated August 18, 2015 among the WFOE, the VIE Co and the shareholders of the VIE Co, the Irrevocable Powers of Attorney dated August 18, 2015 issued by the shareholders of VIE Co, the Spousal Consents signed by the spouses of six key shareholders of the VIE Co, namely Meisong Lai, Jianfa Lai, Jilei Wang, Xiangliang Hu, Shunchang Zhang and Xuebing Shang, and the Exclusive Consulting and Services Agreement dated August 18, 2015 between the WFOE and the VIE Co.

“Corporate Agent” means Maples Corporate Services Limited.

“Data Protection Obligations” means any applicable Laws, contractual obligations, and written policies and terms of use relating to privacy, information security, network security, cybersecurity, data protection or the Processing of Personal Information, including those governing data breach notification, third-party data transfers, cross-border data transfers and data localization requirements.

“Director Indemnification Agreement” means the director indemnification agreement in the form attached hereto as Exhibit E.

“Depositary” means JPMorgan Chase Bank, N.A.

“Deposit Agreement” means the deposit agreement dated October 26, 2016 among the Company, the Depositary and holders of ADSs.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means the Amended and Restated 2016 Share Incentive Plan and the share incentive program the Company adopted through the onshore employee shareholding platform, Zto Es Holding Limited, each as disclosed in the SEC Filings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any government, or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

“Government Officials” means (i) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (ii) political party officials and candidates for political office; (iii) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (iv) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (v) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law).

“Group Company” means each of the Company and its Subsidiaries (whether or not established after the date hereof); collectively, the “Group.”

“Hong Kong” means the Hong Kong Special Administrative Region.

“Intellectual Property” means all rights, title, interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including any and all: (i) patents and patent applications (including re-issues, continuations, divisions, continuations-in-part, renewals or extensions); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and other indications of origin, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyrightable works, and rights in mask works; (iv) rights in Internet Web sites, domain names, blogs, micro-blogs, and social media accounts; (v) patent disclosures, inventions, discoveries, improvements, ideas, designs, drawings, algorithms, confidential information, technical information, know-how, trade secrets, formulas, processes, procedures, specifications, protocols, models, tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, quality assurance and control procedures, platforms, technology, software (including computer programs, source code, object code, executable code and related documentation), data and databases (whether or not patentable or copyrightable or protectable as trade secrets and whether or not reduced to practice); (vi) registrations, applications and renewals in any jurisdiction for any of the foregoing; (vii) books and records pertaining to any of the foregoing; (viii) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing; and (ix) any rights of the same or similar effect or nature as any of the foregoing anywhere in the world.

“Key Person” means any person listed on Schedule 2 attached hereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the Key Persons after due inquiry; (ii) with respect to any other Person that is not an individual, the actual knowledge of such Person’s directors and officers who would reasonably be expected to have such knowledge, after due inquiry, and (iii) with respect to any natural Person, such Person’s actual knowledge after due inquiry.

“Law(s)” means any transnational, domestic or foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” means any change, development, occurrence, condition or event that would or would reasonably be expected to (i) be materially adverse to the business, operations or financial condition of the Group, taken as a whole, or (ii) have a material adverse effect on the authority or ability of the Group, taken as a whole, to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (i) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by any Transaction Document, (B) any effect that results from changes affecting any of the industries in which the Company operates generally or the economy generally, (C) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (B) and (C) do not disproportionately affect the Company in any material respect relative to other similarly situated participants in the industry in which they operate, (D) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or similar force majeure events, (E) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (E) are not exceptions to a Material Adverse Effect, or (F) any change in the Company’s stock price or trading volume, in and of itself, primarily resulting from any of the effects or changes described in the foregoing clauses (A) to (E).

“Memorandum and Articles of Association” means the Second Amended and Restated Memorandum and Articles of Association of the Company.

“NYSE” means the New York Stock Exchange.

“Ordinary Share” means a Class A Ordinary Share or a Class B Ordinary Share.

“Permit” means with respect to any Person, any license, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Person, including those relating to environmental or labor matters.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Personal Information” means all information from or about an individual person that is used or could be used to identify, contact or precisely locate the individual.

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Process” or “Processing” means the receipt, access, acquisition, collection, compilation, use or transfer for use in direct marketing, storage, processing, safeguarding, security, disposal, destruction, disclosure, transfer, or export of Personal Information.

“Regulation D” means Regulation D as promulgated by the SEC under the Securities Act, as amended.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means State Administration of Foreign Exchange of the PRC.

“SAFE Circular 37” means the Circular on Issues Relating to the Administration of Foreign Exchange of Offshore Investment and Financing through Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (in Chinese, “《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》[汇发（2014）37号]”) issued by the State Administration of Foreign Exchange on July 4, 2014 and rules and interpretation relating thereto and any succeeding rules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, and all other reports, schedules, forms, statements and other documents, together with all exhibits, financial statements, notes and schedules thereto and documents incorporated by reference therein, which are filed with the SEC and publicly available at least one (1) Business Day prior to the date hereof, without giving effect to any amendment or supplements thereto filed on or after the Business Day prior to the date hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Agreement” means the Shareholders Agreement dated August 18, 2015 among the Company, Meisong Lai, Jianfa Lai, Jilei Wang, Xiangliang Hu and other parties thereto, a copy of which is included in the SEC Filings.

“Significant Subsidiary” has the meaning as defined under Regulation S-X and for the avoidance of doubt, includes any Group Company that Controls a Significant Subsidiary.

“Subsidiary” means, with respect to any Person other than a natural person, any other Person that is Controlled directly or indirectly by such Person, including such Person’s direct or indirect subsidiaries and consolidated affiliated entities.

“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.

1.2.                            Terms.  The following terms have the meanings ascribed to them in the corresponding Sections below:

Term	Section
Agreement	Preamble
Alibaba	Preamble
Allocation Price	Section 3.2(e)
Anti-Money Laundering Laws	Section 4.23(c)
Cainiao	Preamble
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company Systems	Section 4.19
EHS Laws	Section 4.21
Evaluation Date	Section 4.8(c)
HKIAC	Section 10.3
Indemnified Party	Section 7.12
Indemnifying Party	Section 7.12
Investor	Preamble
Investor Rights Agreement	Background
Latest Balance Sheet	Section 4.9(a)
Lease	Section 4.14(c)
Losses	Section 7.12
Material Contract	Section 4.12
NRF	Preamble
Proceeds	Section 7.10
Prohibited Person	Section 4.23(d)
Purchased Share	Section 2.1
Registration Rights Agreements	Background
Returns	Section 4.13(a)
SAFE Regulations	Section 4.15(c)
Sanction Laws	Section 4.23(d)
Tax	Section 4.13(a)
Total Price	Section 2.1
Transaction Documents	Background
YF	Preamble

1.3.                            Interpretation.  Unless otherwise expressly specified in this Agreement:

(a)                                 Directly or Indirectly.  The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number.  All words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders.  Words importing the singular include the plural and vice versa.

(c)                                  Headings.  Headings, titles and subtitles are included for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(d)                                 Include not Limiting.  “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)                                  References.  A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement.  The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto.  Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or any rules or regulations promulgated under such statutes. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise.  All references in this Agreement to “dollars” or “US$” shall mean the United States dollars.  The word “day” shall be deemed to refer to a calendar day.

(f)                                   Drafting and Negotiation.  Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(g)                                  Writing.  References to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form, including emails and faxes.

(h)                                 Language.  This Agreement is drawn up in the English language.

2.                                      Purchase and Sale of the Shares.

2.1.                            On the terms and conditions set forth in this Agreement, at the Closing, each Investor shall subscribe for, purchase and accept from the Company, and the Company shall issue, sell and deliver to each Investor, the number of Class A Ordinary Shares set forth opposite such Investor’s name on Schedule 1 (all such Class A Ordinary Shares purchased by the Investors, collectively, the “Purchased Shares” and each a “Purchased Share”), at a per share price of US$17.28 and total price of the Purchased Shares of US$1,380,000,000 (the “Total Price”), with full rights attached to such shares and free and clear of Liens (except for restrictions on transfer imposed by applicable securities Laws and the Transaction Documents).

2.2.                            Notwithstanding the provisions under Section 2.1 above, the Purchased Shares may be allocated among the Investors prior to or on the Closing at the Investors’ election so long as the allocation to each of Alibaba and Cainiao shall not be less than the number of Purchase Shares set forth opposite their respective names on Schedule 1.

3.                                      Closing and Closing Deliveries.

3.1.                            Closing.  The consummation of the purchase and sale of the Purchased Shares (the “Closing”) shall, unless this Agreement is terminated pursuant to Section 9, take place remotely via the exchange of documents and signature pages on a date that is, (i) with respect to each of Alibaba and Cainiao, no later than ten (10) Business Days, and (ii) with respect to each of YF and NRF, no later than twenty (20) Business Days, in each case, after each of the conditions set forth in Section 6 has been fulfilled or waived (other than those conditions that can be fulfilled only at the Closing), or at such other time and place as the Company and the Investors may mutually agree (such date, the “Closing Date”).

3.2.                            Closing Deliveries of the Company.  At the Closing, the Company shall deliver to the applicable Investor:

(a)                                 a copy of the duly executed share certificates issued by the Company representing the Purchased Shares in the name of such Investor, certified as true by the Corporate Agent, with the original copies to be delivered to such investor within five (5) Business Days after the Closing;

(b)                                 a copy of the register of members of the Company as of the Closing evidencing the issuance of the Purchased Shares in the name of such Investor, certified as true by the Corporate Agent;

(c)                                  a copy of the register of directors of the Company as of the Closing, certified as true by the Corporate Agent, reflecting that the person designated by Alibaba has been duly elected to the Board as a director as of the Closing;

(d)                                 a copy of the resolutions evidencing the authorization by the Board of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the other Transaction Documents, certified by a duly authorized director of the Board to be a true, complete and correct copy thereof;

(e)                                  a receipt or written acknowledgement of payment of such Investor’s allocation in the Total Price, i.e., the amount as set forth in the right column opposite to such Investor’s name on Schedule 1 (or as adjusted in accordance with Section 2.2, the “Allocation Price” of such Investor), executed on behalf of the Company by its chief executive officer or chief financial officer; and

(f)                                   such other documentary deliveries as set forth in Section 6.1.

3.3.                            Closing Deliveries of the Investor.  At the Closing, the applicable Investor shall deliver to the Company:

(a)                                 its Allocation Price, by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days prior to the Closing Date; and

(b)                                 such other documentary deliveries as set forth in Section 6.2(c).

4.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to each of the Investors as of the date hereof and the Closing Date (except for such representations and warranties made as of a specific date) that, except as disclosed in the SEC Filings (excluding any forward-looking disclosures set forth in any risk factor sections and any disclosure of non-specific risks faced by the Group included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly cautionary, predictive or forward-looking in nature):

4.1.                            Organization, Good Standing and Qualification.

(a)                                 Each Group Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to own or lease its properties and to perform its obligations under each Transaction Document to which it is a party.  Each Group Company is duly qualified to do business in all material respects, is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary.

(b)                                 Except as disclosed in the SEC Filings, the Company has provided the Investors with a true and complete copy of

(i)                                     the effective Charter Documents of the Company;

(ii)                                  the latest register of members, shareholders’ ledger or its equivalent of each of the Company and its Significant Subsidiaries (other than any Significant Subsidiary wholly owned by a Group Company); and

(iii)                               the latest register of directors of the Company.

(c)                                  Each Group Company has been in compliance with its Charter Documents.  None of the Group Companies’ Charter Documents has violated any applicable Laws.

(d)                                 The Company has no Knowledge of any facts or circumstances that lead it to believe that it will be required to file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction, and has no present intention to so file.

4.2.                            Authorization.  The Company has the requisite corporate power and authority and has taken all requisite action on the part of itself, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, (ii) the authorization of the performance of its obligations hereunder or thereunder, and (iii) in the case of the Company, the authorization, issuance (or reservation for issuance) and delivery of the Purchased Shares.  The Transaction Documents constitute, or when executed and delivered by the Company, will constitute, its legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.

4.3.                            Due Execution; Enforceability.  This Agreement has been and, at or prior to the Closing, each other Transaction Document to be delivered at the Closing will be, duly executed and delivered by the Company.  This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Document will constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.

4.4.                            Capitalization.

(a)                                 The authorized share capital of the Company is US$1,000,000 divided into 10,000,000,000 shares, comprising of (i) 8,000,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 1,000,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles of Association, of which 510,760,003 Class A Ordinary Shares (not taking into account the 14,546,437 Class A Ordinary Shares in the form of ADSs repurchased by the Company and registered on the Company’s register of members as of the date hereof to be cancelled in the future or solely for the purpose of issuances under the ESOP) and 206,100,000 Class B Ordinary Shares were issued and outstanding, respectively, as of the date hereof and the Closing Date (not taking into account the issuance of the Purchased Shares).  All of the issued and outstanding Ordinary Shares of the Company’s share capital have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with applicable Laws.

(b)                                 All issued Equity Securities of each Group Company were duly and validly issued or subscribed for in compliance with applicable Laws and none of them were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase Equity Securities of any Group Company.  All Equity Securities of each Group Company that is a PRC Person have been duly paid in accordance with its Charter Documents and has been verified by a qualified accountant firm (if required by the applicable Law).  Except as contemplated by the Transaction Documents, there are no (i) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up or dissolution of any Group Company, (ii) dividends that have accrued or been declared but are unpaid by any Group Company, (iii) obligations, contingent or otherwise, of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities, (iv) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company except the ESOP, or (v) outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from any Group Company of any securities, nor any agreements or commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer, except the ESOP.

(c)                                  The respective rights, preferences, privileges, and restrictions of the Ordinary Shares are as stated in the Memorandum and Articles of Association.  There is no outstanding shareholder purchase right or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in any Group Company upon the occurrence of certain events.

(d)                                 Except for the Shareholders Agreement, the Registration Rights Agreements and the Investor Rights Agreement, (i) no Group Company or anyone of Mr. Meisong Lai (赖梅松), Mr. Jianfa Lai (赖建法) and Mr. Jilei Wang (王吉雷) has entered into any agreement that would entitle any Person to a right of first refusal, voting arrangement, preemptive rights, drag-along, tag-along or similar rights with respect to the securities of such Group Company held by them, and (ii) no Person has the right to require any Group Company to register under the Securities Act any securities that are presently outstanding or may be issued subsequently.  The issuance and sale of the Purchased Shares hereunder will not obligate any Group Company to issue Ordinary Shares or other securities to any Person other than the Investors.

4.5.                            Valid Issuance.  The Purchased Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws and the Transaction Documents, and will be delivered in compliance with all applicable federal and state securities Laws, assuming the accuracy of the representations and warranties of the Investors contained in Section 5 hereof.  The issuance of the Purchased Shares is not in violation of any preemptive rights, rights of first refusal or similar rights.

4.6.                            Consents.  The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Purchased Shares require no consent of, notification to, filing with or other actions by, any third party or Governmental Authority, other than consents that have been obtained, or notifications, filings or other actions that have been made, and except for any required filing or notification regarding the issuance or listing of additional securities with the NYSE.

4.7.                            No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Purchased Shares do not and will not (i) violate its Charter Documents, (ii) violate any applicable Law, (iii) require any consent or approval by any Person (other than those that have been obtained or will have been obtained prior to the Closing) under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Group Company or to a loss of any benefit to which such Group Company is entitled under any provision of any agreement or other instrument binding upon such Group Company, or (iv) result in the creation or imposition of any Lien on any asset of any Group Company, except in the cases of clause (ii), (iii) and (iv) above, as has not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted.

4.8.                            SEC Filings.

(a)                                 The Company has timely filed or furnished, as the case may be, all documents required to be filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

(b)                                 The SEC Filings (including any exhibits and schedules thereto and other information incorporated by reference therein), when they became effective or were filed with or furnished to the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading, in each case as of the date when they became effective or were filed with or furnished to the SEC (other than as corrected, supplemented or clarified in a subsequent SEC Filing which, for the avoidance of doubt, does not include any subsequent filing made after the Business Day prior to the date hereof).

(c)                                  The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Group.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) (A) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure and (B) reasonably effective to perform the functions for which they were designed, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of the Company (and made summaries of such disclosures available to the Investors) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(d)                                 There are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any SEC Filing and none of the SEC Filings is the subject of ongoing SEC review.  There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations conducted by a Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case, regarding the Company or any of its officers or directors.

4.9.                            Financial Statements.

(a)                                 The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Filings, including the Company’s consolidated and audited financial statements prepared in respect of the fiscal year ended December 31, 2017 filed with the SEC on Form 20-F as of April 24, 2018 (the balance sheet contained therein, the “Latest Balance Sheet”) and the Company’s unaudited consolidated financial statements prepared in respect of the fiscal quarter ended March 31, 2018 furnished to the SEC on Form 6-K as of May 14, 2018, (A) fairly present the consolidated financial condition and the results of operations of the Group as of the dates and for the periods indicated in such SEC Filings (other than as corrected, supplemented or clarified in a subsequent SEC Filing which, for the avoidance of doubt, does not include any subsequent filing made on or after the Business Day prior to the date hereof), (B) were prepared in accordance with GAAP applied on a consistent basis (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes, may be condensed to summary statements or may undergo normal year-end adjustments) and (C) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries.

(b)                                 The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liabilities or obligations other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Latest Balance Sheet, (ii) that were incurred in the ordinary course of business since December 31, 2017, or (iii) liabilities or obligations that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted. There are no unconsolidated Subsidiaries of the Company or off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Filings nor any obligations to enter into any such arrangements.

(c)                                  None of the Group Companies is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect to the Closing, in default in the payment of any indebtedness or in default under any agreement governing or creating any indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments or capitalized lease obligations, except defaults that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted.

4.10.                     Absence of Certain Changes.  Since December 31, 2017, the Group Companies have carried on their respective businesses in the ordinary course, except as reflected in the SEC Filings or as contemplated by the offer and sale of the Purchased Shares.  There has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11.                     Controlling Documents.  Each of the Controlling Documents has been duly authorized, executed and delivered by the parties thereto, and constitutes valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of the Controlling Documents.  The Controlling Documents are adequate to enable the financial statements of each Group Company that is a party to a Controlling Document to be consolidated with those of the Company in accordance with GAAP.

4.12.                     Material Contracts.  True and complete copies of all agreements to which any Group Company is a party and which are required to have been filed, or to be filed, by the Company pursuant to the Securities Act or the Exchange Act (each a “Material Contract”) have been filed by the Company with the SEC pursuant to the requirements of the Securities Act or the Exchange Act, as applicable, and since the filing of the most recent SEC Filing filed prior to the date hereof, there has been no material change or amendment to any Material Contract filed as an exhibit to the SEC Filings.  Except for those that have expired or terminated in accordance with their terms, each Material Contract is in full force and effect and is binding on the Company and/or its Subsidiaries, as applicable, and is binding upon such other parties, and neither any Group Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any Material Contract.  The Company has not sent or received any written communication regarding termination of, or intent not to renew, any Material Contract in effect, which are referred to or described in the SEC Filings or filed as an exhibit to the SEC Filings.

4.13.                     Tax Matters.

(a)                                 Each Group Company (i) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are prepared in compliance with applicable Law and true, correct and complete in all material respects, (ii) has paid all material Taxes and other governmental assessments and charges, shown or determined to be due under applicable Laws and has withheld and remitted to the appropriate Taxing Authority all material Taxes that it is obligated to withhold and remit (whether or not shown on such Return, except those being contested in good faith, not finally determined), and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Returns apply. Neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any material amount claimed to be due by the Taxing Authority of any jurisdiction and the Company is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes are currently being audited or examined. Neither the Company nor any of its Subsidiaries has received notice of any such audit or examination.

(b)                                 Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Law.  Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing Date and, to the Knowledge of the Company, is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, and no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of such entitlements.  Each Group Company is in compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis.  All exemptions, reductions and rebates of any Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated as evidenced with valid governmental approvals.  None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

4.14.                     Properties.

(a)                                 Except as disclosed in the SEC Filings, each Group Company has good and marketable title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the latest audited balance sheet of the Company or acquired after December 31, 2017, except for property and assets sold after December 31, 2017 in the ordinary course of business. None of such property or assets is subject to any Lien, except:

(i)                                     Liens disclosed on the Latest Balance Sheet;

(ii)                                  Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Latest Balance Sheet); or

(iii)                               Liens or any minor imperfections of title that have not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted.

(b)                                 To the Knowledge of the Company, there are no developments affecting any such property or assets pending or threatened that would materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c)                                  Each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”) is in good standing and is valid, binding and enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity.  There does not exist under any such Lease any default or any event that with notice or lapse of time or both would constitute a default, such that has materially adversely affected or would reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted.

(d)                                 Except as disclosed in the SEC Filings, with respect to any land use rights owned by the Group Companies, all land grant premiums required under the applicable Law and the relevant contract have been paid in full.  With respect to any plant, building and structure located on such land, the Group Companies have complied with the applicable Law in all material respects in respect of the development and construction of such plant, building or structure.

(e)                                  The property and assets owned or leased by the Group Companies, or that they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Group and are adequate to conduct such businesses in substantially the same manner as currently conducted.

4.15.                     Compliance with Laws.

(a)                                 Each Group Company has conducted its business in compliance with all applicable Laws, except where the failure to be in compliance has not materially adversely affected and would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted. The Group Companies have all Permits, and have made all filings and registrations with, any Governmental Authority that are required in order to carry out their businesses as presently conducted, except where the failure to have such Permits or the failure to make such filings and registrations, individually or in the aggregate, has not materially adversely affected and would not reasonably be expected to materially adversely affect the business of the Group as it is currently conducted. All such Permits, filings and registrations are in full force and effect and no Group Company is in default under any of such Permits, filings and registrations and to the Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where such default, suspension or cancellation, individually or in the aggregate, has not materially adversely affected and would not reasonably be expected to materially adversely affect the business of the Group as it is currently conducted.

(b)                                 There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority, including the SEC, involving the Company or any current or former director or officer of the Company.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Securities Act or the Exchange Act.

(c)                                  Each holder or beneficial owner of Ordinary Shares who is a domestic resident (as set forth in SAFE Circular 37) and subject to any of the registration or reporting requirements of SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Regulations”), has complied with such reporting, registration, subsequent registration-amendment requirements and other procedures under the SAFE Regulations with respect to its investment in the Company.  None of the Subsidiaries of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company or from making any other distribution on such Subsidiary’s capital stock.

(d)                                 To the Knowledge of the Company, all material business partners that own and operate pickup and delivery outlets in the Group’s network, operate express delivery services under the “Zhongtong” or “ZTO” brand and have direct contractual relationships with the Group Companies have maintained valid and sufficient Permits to operate businesses in relation to their contractual relationship with the Group Companies.

4.16.                     Related Party Transactions.  All related party transactions required to be disclosed under the rules of the NYSE, the Exchange Act or other applicable Laws have been accurately described in the SEC Filings in all material respects. Each of such related party transactions was entered into on an arm’s length basis.  Except as disclosed in the SEC Filings, none of the officers or directors (or their respective Affiliates) of each Group Company and to the Company’s Knowledge, none of the employees (or their respective Affiliates) of each Group Company is presently a party to any material transaction with any Group Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any such person has a substantial interest or is an officer, director, trustee or partner or any such person’s Affiliates.

4.17.                     Labor Matters.

(a)                                 Except as disclosed in the SEC Filings, (i) each Group Company has complied in all material respects with all applicable Laws in respect of employment and labor (including labor outsourcing), and (ii) each Group Company has entered into a written employment contract with its employees and made all social security contributions or similar contributions (including retirement, life insurance, medical, hospital, disability, welfare, pension, other employee benefit program and housing fund) in respect of or on behalf of its employees in accordance with all applicable Laws.

(b)                                 All the labor outsourcing agreements entered into by the Group Companies and the outsourcing firms are in full force and effect, binding on the parties thereto in accordance with their terms. There has been no material change or amendment to any such agreements and neither any Group Company, nor to the Knowledge of the Company any other party thereto, is in material breach of or default under any such agreements. The Group Companies have no contractual relationship with or other liabilities to the outsourced workers, even if the outsourcing firms fail to fulfill their duties to these personnel or violate any relevant requirements under the applicable PRC labor Laws.

(c)                                  There has not been, and there is not now pending or, to the Knowledge of the Company, threatened, any strike, union organization activity, slowdown or work stoppage against any Group Company.  None of the Group Companies is bound by or otherwise subject to any contract with any labor union or any collective bargaining agreements.

(d)                                 Each ESOP complies in all material respects with applicable Laws and has been implemented in accordance with its terms.  With respect to each ESOP, (i) no actions, Liens, lawsuits, claims, proceedings, investigations or complaints are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, Liens, lawsuits, claims or complaints.

4.18.                     Intellectual Property.  With respect to each item of Company Intellectual Property, the Company or one or more of its Subsidiaries owns or possesses all rights, titles and interests in and to the item if owned by the Company or any of its Subsidiaries, free and clear of any Lien, license or other material restriction (other than licenses granted to third parties in the ordinary course of business and other than Liens, licenses or other restrictions contained in any agreement disclosed by the Company in any SEC Filings), and possesses all rights necessary, in the case of a licensed item, under the applicable license agreement, to use such item in the manner in which such item is used by the Company or its Subsidiaries in the operation of their business as currently conducted and as currently proposed to be conducted. The Company Intellectual Property collectively represents in all material respects Intellectual Property necessary and sufficient for the operation of the business of the Group Companies as currently conducted and as currently proposed to be conducted. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in the Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. Each Group Company has taken commercially reasonable measures to register, protect, maintain and safeguard the Company Intellectual Property and has executed appropriate nondisclosure and confidentiality agreements and, if registered or applied to be registered, made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the Knowledge of the Company, there is no infringement or misappropriation of any Intellectual Property of a third party by any Group Company and there is no action, suit, proceeding, hearing, investigation, charge, complaint, demand or claim regarding any Company Intellectual Property.

4.19.                     IT System.  The software, hardware, servers, networks, interfaces databases, computer equipment and other information technology owned or used by the Group Companies and used in the business of the Group (the “Company Systems”) are adequate for the business of the Group as currently conducted and as currently proposed to be conducted.  The Company Systems have not suffered any material failure or any material unpermitted intrusions within the past three (3) years.  The Group Companies maintain security, business continuity and disaster recovery plans, procedures and facilities in relation to the Company Systems consistent with standard practices in the industry in which the Group Companies operate.  The Group Companies have secured all necessary license rights from third-party owners of software, Intellectual Property and technology utilized in connection with the Company Systems sufficient for the operation of the Company Systems as currently conducted and as currently proposed to be conducted, and are not in breach of any agreements pertaining thereto. The use of open source or public library software, including any version of any software licensed pursuant to any GNU or other public license, in the Company Intellectual Property, if any, as currently used, does not require the disclosure to any Person, or materially adversely impact the Company’s or any of its Subsidiaries’ ownership or use of, or validity or enforceability or confidentiality of, any material Intellectual Property (including rights in source code) owned or purported to be owned by the Company or any of its Subsidiaries.

4.20.                     Data Protection.  The Group Companies have complied in all material respects with all Data Protection Obligations, including in its Processing of Personal Information, and, to the Knowledge of the Company, there has not been any violation or breach of any Data Protection Obligations. There have been no instances of unauthorized access, loss, theft, use, modification, disclosure or other misuse of any Personal Information in the possession or control of the Group Companies.

4.21.                     Environment, Health and Safety.  Except as has not materially adversely affected or would not reasonably be expected to materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted, each Group Company is in compliance with all applicable Laws relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or project construction, fire protection, human health and safety (collectively, “EHS Laws”). No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person against any Group Company and arising out of any EHS Laws.

4.22.                     Litigation.  Other than the shareholders’ class actions disclosed in the SEC Filings, there is no action, suit, investigation or proceeding or any basis therefor pending against, or to the Knowledge of the Company, threatened against, any Group Company or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority or arbitrator that would result or would reasonably be expected to result in damages in excess US$1,000,000 individually or US$10,000,000 in the aggregate, involve any equitable remedy that would materially adversely affect, individually or in the aggregate, the business of the Group as it is currently conducted, or that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

4.23.                     Anti-Corruption, Anti-Money Laundering and Sanction Laws.

(a)                                 Neither any Group Company nor any of such Group Company’s officers, directors and employees acting on its behalf has violated any Anti-Corruption Laws, has ever offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official (including any government official to whom such Person knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, directly or indirectly):

(i)                                     for the purpose of (1) influencing any act or decision of Government Officials in their official capacity; (2) inducing Government Officials to act or omit to act in violation of lawful duties; (3) securing any improper advantage; (4) inducing Government Officials to influence or affect any act or decision of any Governmental Authority; or (5) assisting any Group Company in obtaining or retaining business, or directing business to, any Group Company; and

(ii)                                  in a manner that would constitute a breach of applicable Anti-Corruption Laws.

(b)                                 Neither any Group Company nor, to the Group Companies’ knowledge, any of such Group Company’s officers, directors and employees acting on its behalf has ever offered, given or accepted bribes to or from any Governmental Authority (including any government department, its subordinate institution and state-owned enterprise) in violation of applicable Anti-Corruption Laws.

(c)                                  The operations of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, including the U.S. PATRIOT ACT of 2001, Her Majesty’s Treasury (HMT), the Organized and Serious Crimes Ordinance and the Anti-Money Laundering and Counter-Terrorist Financing Ordinance of Hong Kong, and PRC anti-money laundering laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action suit or proceeding by or before any Governmental Authority or any arbitrator involving the Group Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.  The directors, officers, administrators, members and employees of the Group Companies, in their capacities as such, (i) are in all material aspects in compliance with, and (ii) have not previously violated, the Anti-Money Laundering Laws.

(d)                                 None of the Group Companies is a Prohibited Person and to the Knowledge of the Company, none of the directors, officers, employees, agents of any Group Company and other Persons explicitly authorized to act on any Group Company’s behalf is a Prohibited Person.  No Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company.  No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.  “Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (3) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules or sanction programs, whether or not administered by the Office of the Foreign Assets Control of the United States Treasury Department (collectively with all such Laws, provisions and programs in respect of the foregoing, the “Sanction Laws”).

4.24.                     Fees.  No Group Company is a party to any agreement or arrangement that has obligated or would obligate any Group Company to pay any brokerage commission, finder’s fee or similar compensation to any underwriter, broker, agent or other representative as a result of the transactions contemplated by this Agreement.

4.25.                     Listing and Maintenance Requirements.  The ADSs are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  The Company has taken no action designed to, or which is reasonably likely to, have the effect of terminating the registration of such ADSs under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the twelve (12) months preceding the date hereof, received notice from the NYSE to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE.

4.26.                     No Directed Selling Efforts or General Solicitation.  Neither the Company, nor any Affiliate of the Company, nor any Person acting on its behalf (i) has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the transactions contemplated by this Agreement, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Purchased Shares under the Securities Act.  The Company has offered the Purchased Shares for sale only to the Investors.

4.27.                     Private Placement.  Assuming the accuracy of the representations and warranties of the Investors contained in Section 5 hereof, the offer and sale of the Purchased Shares to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.

4.28.                     Investment Company.  The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29.                     No Integrated Offering.  Neither the Company, nor any Affiliate of the Company, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Shares to be integrated with other offerings.

5.                                      Representations and Warranties of the Investors.  Each of the Investors hereby represents and warrants to the Company, severally and not jointly or jointly and severally, that:

5.1.                            Organization and Authorization.  It is a duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full right, power, authority and capacity to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by each such Transaction Document.  The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary action on the part of such Investor, its officers, directors and shareholders, and each of the Transaction Documents to which it is a party has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of each of the Transaction Documents by the Company, will constitute valid and binding obligation of such Investor, enforceable against it in accordance with its terms.

5.2.                            No Conflict.  The execution, delivery and performance of the Transaction Documents by such Investor and the subscription and purchase of its allocation in the Purchased Shares (as set forth opposite such Investor’s name on Schedule 1, or as adjusted in accordance with Section 2.2) do not and will not (i) violate its Charter Documents, (ii) violate any applicable Law, or (iii) require any consent or approval by any Person (other than those that have been obtained or will have been obtained prior to the Closing) under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Investor or to a loss of any benefit to which such Investor is entitled under any provision of any agreement or other instrument binding upon such Investor, except in the cases of clause (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under the Transaction Documents.

5.3.                            Consents.  The execution, delivery and performance by such Investor of the Transaction Documents and the subscription and purchase of its allocation in the Purchased Shares (as set forth opposite such Investor’s name on Schedule 1, or as adjusted in accordance with Section 2.2) require no consent of any third party or Governmental Authority, other than consents that have been obtained or will have been obtained prior to the Closing.

5.4.                            Purchase Entirely for Own Account.  The Purchased Shares to be received by such Investor (as set forth opposite such Investor’s name on Schedule 1) hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and it has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, for the avoidance of doubt, to its right at all times to sell or otherwise dispose of all or any part of such shares in compliance with applicable federal and state securities Laws and the Transaction Documents. Such Investor is not a broker-dealer registered with the SEC under the Exchange Act.

5.5.                            Restricted Securities.  Such Investor understands that the Purchased Shares are characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.6.                            Experience.  Such Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares.  Such Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment.

5.7.                            Alibaba. Alibaba is a wholly owned subsidiary of Alibaba Group Holding Limited, and has sufficient funds to pay its Allocation Price as of the Closing Date.

5.8.                            U.S. Person.  Such Investor is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act.

5.9.                            No Solicitation.  Such Investor was not identified or contacted through the marketing of the Shares.  Such Investor did not contact the Company as a result of any general solicitation or directed selling efforts.

6.                                      Conditions to Closing.

6.1.                            Conditions to the Investors’ Obligations.  Each Investor’s obligation to purchase its allocation in the Purchased Shares (as set forth opposite such Investor’s name on Schedule 1, or as adjusted in accordance with Section 2.2) at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by such Investor:

(a)                                 Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (or shall be true and correct in all respects, in respect of any representation that includes a “materiality” or “Material Adverse Effect” qualifier) as of the Closing Date or, for such representations and warranties made as of a specific date, as of such date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.23(a) shall be, as of the date hereof and the Closing Date, true and correct in all respects with the same effect as though such representations and warranties had been made as of the Closing.

(b)                                 The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before the Closing.

(c)                                  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)                                 The Company shall have submitted to the NYSE any application or notification required in connection with the issuance and sale of the Purchased Shares and complied with all NYSE listing requirements applicable to the transactions contemplated by each of the Transaction Documents.

(e)                                  Each of the relevant Group Companies and all parties other than the Investors shall have executed and delivered the Registration Rights Agreements, the Investor Rights Agreement, the Director Indemnification Agreement and each other Transaction Document to which it is a party.

(f)                                   The Board shall consist of nine (9) directors, including one director designated by Alibaba, and the observer designated by Alibaba shall have been appointed as a non-voting observer of the Board, both appointments to be subject to and effective only upon Closing.

(g)                                  As of the Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

(h)                                 Trading in the ADSs shall not be the subject of a current suspension order or trading halt by either the SEC or by the NYSE, nor shall a banking moratorium have been declared either by the United States or the New York state authorities.

(i)                                     Such Investor shall have received an opinion of Maples and Calder, counsel for the Company as to Cayman Islands Law, dated as of the Closing Date, in the form attached hereto as Exhibit F.

(j)                                    Such Investor shall have received an opinion of Zhong Lun Law Firm, counsel for the Company as to PRC Law, dated as of the Closing Date, in the form attached hereto as Exhibit G.

(k)                                 The Company shall have delivered to such Investor a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1(a) through (d).

6.2.                            Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Purchased Shares at the Closing is subject to the fulfillment of the Company on or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Company:

(a)                                 Each of the representations and warranties of the Investors in this Agreement shall be true and correct in all material respects (or shall be true and correct in all respects, in respect of any representation that includes a “materiality” or “Material Adverse Effect” qualifier) as of the Closing Date or, for such representations and warranties made as of a specific date, as of such date; provided, however, that the representations and warranties set forth in Section 5.1, 5.2 and 5.3 shall be, as of the Closing, true and correct in all respects with the same effect as though such representations and warranties had been made as of the Closing.

(b)                                 The Investors shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before the Closing.

(c)                                  The applicable Investors shall have executed and delivered the Registration Rights Agreements, the Investor Rights Agreement and each other Transaction Document to which it is a party;

(d)                                 As of the Closing, no court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

6.3.                            Additional Condition.  In addition and without prejudice to any provision under Sections 6.1 and 6.2, the obligations of the Company to consummate the issuance of respective Purchased Shares to Cainiao, YF and/or NRF at the Closing are subject to the consummation of issuance of the Purchase Shares set forth opposite Alibaba’s name on Schedule 1 (or as adjusted in accordance with Section 2.2) at the Closing; provided that the obligations of each Investor at the Closing are several and not joint or joint and several.

7.                                      Covenants.  The Company covenants and agrees to, and each Investor covenants and agrees to, for the benefit of the other parties to this Agreement and their respective assigns, the following (as applicable):

7.1.                            Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, (a) the Group shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the conditions specified in Section 6.1 to be satisfied as soon as reasonably practicable; and (b) each Investor shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the conditions specified in Section 6.2 to be satisfied as soon as reasonably practicable.

7.2.                            Operation of the Business.  From the date hereof until the Closing Date, the Company shall cause each Group Company to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and Key Persons, (iv) maintain satisfactory relationships with its customers, franchisees, lenders, suppliers and others having material business relationships with it, and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice.

7.3.                            Notices of Certain Events.  From the date hereof until the Closing Date, the Company shall promptly notify each Investor of:

(a)                                 any written communication from any Person alleging that the consent of such Person is or may be required for the consummation of the transactions contemplated by the Transaction Documents;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents;

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened, against or otherwise affecting any Group Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.22;

(d)                                 any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.1 not to be satisfied; and

(e)                                  any material breach of any covenant or agreement hereunder;

provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to each Investor.

7.4.                            Exclusivity.  From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Affiliates, directors, officers, agents or representatives not to, (i) solicit, initiate, encourage, conduct or engage in any discussions, or enter into any contract with any other Person with a view of consummating any transaction substantially the same in nature or competing with those contemplated by the Transaction Documents or (ii) except as required by applicable Laws, disclose any material nonpublic information relating to itself, or afford access to its properties, books and records, facilities or personnel, to any other Person that, to the Knowledge of the Company, is considering a transaction substantially the same in nature or competing with those contemplated by the Transaction Documents.

7.5.                            Public Disclosure.  Within the time limit required by applicable Laws, following the date of this Agreement, the Company shall issue a press release describing the terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and furnish it through a Current Report on Form 6-K, provided that each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and the Investors’ comments thereto shall not be unreasonably rejected.

7.6.                            Confidentiality.  Subject to Section 7.5, each party to this Agreement will hold, and will cause its respective Affiliates and its and such Affiliates’ respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all terms and provisions of each Transaction Document and their existence (except to the extent that such Transaction Document can be shown to have been in the public domain through no fault of such party (including in the SEC Filings)) and no party shall release or disclose any terms and provisions of each Transaction Document and their existence to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, other consultants and advisors.  The parties hereto acknowledge and agree that the Confidentiality Agreement dated April 26, 2018, entered into by and between the Company and Alibaba Investment Limited is deemed to be incorporated in its entirety by reference into this Section 7.6.

7.7.                            Financial Information.  The Company shall, for so long as it remains an issuer that is subject to reporting obligations under the Exchange Act, timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, including Rule 12b-25, all financial information and other reports required to be filed with the SEC, and any other information required to be filed with the SEC.

7.8.                            Compliances with Laws.  The Company shall comply, and cause each Subsidiary to comply, in all material respects with all applicable Laws, including the requirements of the Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective; in particular, the Group shall strictly comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanction Laws in its business operations.  The Company further covenants to the Investors that the Company will not, and will take reasonable efforts to ensure that its directors, executives, employees, and persons acting on its behalf will not, offer to pay, promise to pay, or authorize the payment of any money or anything of value, to any Government Official (including any government officials to whom the Company or its Affiliated Person knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, directly or indirectly) for the purpose of (1) influencing any act or decision of Government Officials in their official capacity; (2) inducing Government Officials to act or omit to act in violation of lawful duties; (3) securing any improper advantage; (4) inducing Government Officials to influence or affect any act or decision of any Governmental Authority; or (5) assisting any Group Company in obtaining or retaining business, or directing business to, such Group Company.  The Company shall maintain a reasonably complete financial record and reasonably effective internal control measures in accordance with applicable Laws, including Anti-Corruption Laws and GAAP.

7.9.                            ADSs.  Subject to any transfer restriction to which each Investor is subject, the Company shall use its commercially reasonable efforts to cause the Depositary to deliver ADSs to each Investor from time to time upon such Investor’s deposit of any Purchased Share with the Depositary or its designated custodian and the satisfaction of any other customary requirements under the Deposit Agreement and, in connection therewith, the Company shall cause new share certificate(s) to be issued and entries on the Company’s register of members to be entered with respect to such shares in the name of the Depositary, without restrictive legends, for the purpose of such deposit.  In connection with each Investor’s deposit of any Purchased Shares and the issuance of ADSs representing such shares, the Company shall bear fees and expenses, if any, related to the cancellation of any share certificates representing such shares and issuance of new share certificates, the updating of the Company’s register of members of any deposit of such shares with the Depositary or its designated custodian, and if any legal opinion by the counsel to the Company is required in connection with the deposit of such shares, the issuance of such legal opinion, except that any ADS issuance fees and other charges of the Depositary and its custodian shall be borne by the applicable Investor.

7.10.                     Use of Proceeds.  The net proceeds of the sale of the Purchased Shares (the “Proceeds”) hereunder shall be used by the Company only for purposes set forth in Schedule 3 attached hereto.

7.11.                     Use of Names and Logos.  Without the prior written consent of an Investor, and whether or not such Investor or any of its Affiliates is a shareholder of the Company, the Company shall not, and shall cause any other Group Company not to, (a) permit any of their Affiliates, directors, officers, employees, agents or other representatives to, use in advertising, publicity, announcements, or otherwise, the name or logo of such Investor or any of its Affiliates, or any similar name, trademark or logo in any manner, context or format (including references on or links to websites, in press releases, or in other public announcements), either alone or in combination of, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “阿里” (Chinese equivalent for “Ali”), “全球速卖通” (Chinese brand for “AliExpress”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese equivalent for “Tmall”), “聚划算” (Chinese equivalent for “Juhuasuan”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “口碑” (Chinese equivalent for “Koubei’), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “Ant”), “蚂蚁财富” (Chinese equivalent for “Ant Fortune”), “支付宝” (Chinese brand for “Alipay”), “1688”, “一达通” (Chinese brand for “OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese equivalent for “HeMa”), “闲鱼” (Chinese equivalent for “XianYu”), “优视” (Chinese equivalent for “UC/UCWeb”), “高德地图” (Chinese brand for “AMAP”), “钉钉” (Chinese brand for “DingTalk”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “招财宝” (Chinese equivalent for “Zhaocaibao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “阿里通信” (Chinese equivalent for “AliTelecom”), “优酷” (Chinese equivalent for “YOUKU”), “花呗” (Chinese equivalent for “HUABEI”), “借呗” (Chinese equivalent for “JIEBEI”), “Alibaba”, “Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “Juhuasuan”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “AliOS”, “Koubei”, “Xiami”, “Ant Financial”, “Ant”, “Ant Fortune”, “Alipay”, “OneTouch”, “Umeng”, “UCWeb”, “UC”, “AMAP”, “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Zhima Credit”, “MYbank”, “AliTelecom”, “YOUKU”, “HUABEI”, “JIEBEI”, “菜鸟” (Chinese equivalent for “Cainiao”), “菜鸟网络” (Chinese equivalent for “Cainiao Network”), “菜鸟物流” (Chinese equivalent for “Cainiao Logistics”), “智能骨干网” (Chinese equivalent for “Cainiao Smart Logistics”), “菜鸟驿站” (Chinese equivalent for “Cainiao Station”), “菜鸟裹裹” (Chinese equivalent for “Cainiao GuoGuo”), “裹裹” (Chinese equivalent for “GuoGuo”), “菜鸟联盟” (Chinese equivalent for “Cainiao Alliance”), “菜鸟乡村” (Chinese equivalent for “Cainiao Countryside”), “橙诺达” (Chinese equivalent for “Chengnuoda”), “菜鸟小G” (Chinese equivalent for “Cainiao G”), “E.T.物流实验室” (Chinese equivalent for “E.T. Logistics Laboratory”), “菜鸟物流云” (Chinese equivalent for “Cainiao Logistics Cloud”), “CAINIAO”, “Cainiao Network”, “Cainiao Logistics”, “Cainiao Smart Logistics”, “SMART NETWORK”, “CSN”, “Cainiao Alliance,” the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the bracket device of Alibaba Cloud, the hippo device of HeMa, the fish device of XianYu, the pig device of Fliggy, the wing device of Dingtalk, the ant device of Ant Financial, the Zhi device of Alipay, the ingot device of Zhaocaibao, the sesame device of Zhima Credit together with the Gaoxiaode device, the paper aeroplane device of AutoNavi, the bird device of Cainiao, the AI device of Cainiao, the Arrow device of Cainiao, the Station device of Cainiao, and the GuoGuo device of Cainiao) or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by such Investor or any of its Affiliates, or (b) represent, directly or indirectly, that any products or services provided by any Group Company have been approved or endorsed by Alibaba or any of its Affiliates.  The Company hereby grants each Investor or its Affiliates license to use any Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol in its respective marketing materials.  If any Investor or its Affiliates have to use each Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol, they must identify the rights held by each Group Company in relation to the company name, trade name, trademark, service mark, domain name, device, design and/or symbol.  The covenants of the Company under this Section 7.11 shall survive the termination of this Agreement.

7.12.                     Specified Matters.  The Company shall complete after the Closing certain operational improvement steps in accordance with a plan to be furnished by the Investors and agreed by the Company.

8.                                      Indemnification.  The Company (the “Indemnifying Party”) shall indemnify, defend and hold harmless each Investor and its respective Affiliates, directors, officers, employees and other agents or representatives (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, diminution in value, claims, proceedings, costs and expenses (including fees and disbursements of counsel reasonably incurred by the Indemnified Party) (collectively, the “Losses”) resulting from or arising out of any fraud or intentional misrepresentation on the part of an Indemnifying Party or any breach by the Indemnifying Party of any of its representations, warranties, covenants or agreements in this Agreement and the Investor Rights Agreement.

8.1.                            Survival.  For the purposes of the indemnification obligations set forth in this Section 8, (a) each of the representations and warranties of the Indemnifying Parties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 4.23(a) shall survive indefinitely, (b) each of the representations and warranties of the Indemnifying Parties set forth in Section 4.13 shall survive until thirty (30) days following the expiration of the applicable statute of limitations, (c) each of the representations and warranties of the Indemnifying Parties set forth in Section 4 (other than those identified in foregoing clauses (a) and (b)) shall survive for a period of eighteen (18) months following the Closing Date and (d) each of the covenants and agreements of the Indemnifying Parties set forth in this Agreement shall survive in accordance with its terms; provided, however, that, in each of (b), (c) and (d) of this Section 8.1, such representations, warranties and covenants shall survive indefinitely in the case of fraud or intentional misrepresentation.

8.2.                            Limitation.  The Indemnifying Parties’ obligations under Section 8 with respect to any breach of the representations and warranties in this Agreement, other than any breach of any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.23(a), shall be subject to the following limitations: (x) the aggregate indemnification amount payable by the Indemnifying Party in respect of all claims for such breaches to any Investor and its Indemnified Parties shall not exceed 50% of such Investor’s Allocation Price, and (y) the Indemnifying Party shall have no liability with respect to any claims for such breaches unless the aggregate amount of Losses suffered or incurred by all Indemnified Parties exceeds US$2,000,000, in which case the Indemnifying Party shall be liable for the entire amount of such Losses of the Indemnified Parties; provided, however, that (i) for purposes of determining the amount of Losses arising in connection with any such breach, all qualifications in all such representations or warranties as to or by material, materiality or Material Adverse Effect or words of similar import shall be disregarded, and (ii) the limitations in clauses (x) and (y) above shall not apply to any Loss resulting from or arising out of:

(a)                                 non-compliance of any Group Company with any Anti-Corruption Law, Anti-Money Laundering Law or Sanction Law, whether occurring before or after the Closing;

(b)                                 (i) any Taxes of a Group Company with respect to (1) a taxable period ending on or prior to the Closing Date or (2) the portion of any Taxes that are payable for a taxable period that begins on or before the Closing Date and ends after the Closing Date that relate to the portion of such period ending on the Closing Date, (ii) any liabilities or Tax withholding liabilities imposed on any Indemnified Party under applicable Tax Laws or by any Taxing Authority as a result of the failure of the Group Companies to pay any Tax set forth in item (i) or comply with any applicable Tax Laws, and (iii) any claims, actions, causes of action, demands, audits, investigations, appeals, hearings, protests, assessments and losses, in each case, in respect of Taxes asserted against, imposed upon or incurred by any Indemnified Party as a result of the failure of the Group Companies to pay any Tax set forth in item (i) or comply with any applicable Tax Laws. For the avoidance of doubt, all indemnification payments made under this Agreement shall be treated as adjustments to the Total Price and portion thereof paid or payable to the Indemnifying Party for Tax purposes, unless otherwise required by applicable Law; or

(c)                                  any fraud or intentional misrepresentation.

8.3.                            Proceedings.

(a)                                 The Indemnified Party shall give written notice to the Indemnifying Party promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Loss, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its liability hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Section 8, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party.  Within thirty (30) days after receiving written notice of an indemnification claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes all or any portion of the claim.  If the Indemnifying Party fails to give written notice to the Indemnified Party that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, the Indemnifying Party shall be deemed to have accepted and agreed to the claim, which shall become due and payable in accordance with Section 8.4, subject to the limitations set forth in Section 8.2.

(b)                                 If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party.  Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense.  If the Indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense.  Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

8.4.                            Payment.  Upon the earlier to occur of (i) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice, or (ii) a final determination of a court or arbitration tribunal of competent jurisdiction as provided for in Section 10.3 that any amount is payable by an Indemnifying Party hereunder, such Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than five (5) Business Days thereafter.

8.5.                            Investigation and Disclosure.  The representations, warranties, covenants and agreement of the Indemnifying Parties, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any reasonable investigation made by or on behalf of any Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Indemnified Party’s waiver of any condition set forth in Section 6.1.

9.                                      Termination.  This Agreement may only be terminated prior to the Closing as follows:

(a)                                 by either the Company or Alibaba (acting on behalf of other Investors), if the Closing has not occurred by August 31, 2018;

(b)                                 by Alibaba (acting on behalf of other Investors), if the Company is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within thirty (30) days after the Company has been notified in writing of the same; provided, however, that the Investor shall not have the right to terminate this Agreement pursuant to this Section 9(b) if the Investor shall have materially breached or failed to perform any of its representation, warrant, covenant or agreement under this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in Section 6.2;

(c)                                  by the Company, if any Investor is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after such Investor has been notified in writing of the same; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9(c) if the Company shall have materially breached or failed to perform any of its representation, warrant, covenant or agreement under this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in Section 6.1;

(d)                                 by the mutual agreement in writing of the Company and Alibaba (acting on behalf of other Investors); or

(e)                                  by the Company or any Investor if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order that has the effect of prohibiting the sale and issuance of the Purchased Shares;

provided, however, that any right to terminate this Agreement pursuant to clause (a) of this Section 9 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred on or before such date.  If this Agreement is terminated in accordance with Section 9, it shall become void and of no further force and effect, except for the provisions of Section 7.5 (Public Disclosure), Section 7.6 (Confidentiality), Section 8 (Indemnification), this Section 9 and Section 10 (Miscellaneous); provided, however, that such termination, unless otherwise agreed to in writing by each Investor and the Company, shall be without prejudice to the rights or obligations of any party in respect of a breach of this Agreement prior to such termination.

10.                               Miscellaneous.

10.1.                     Expenses.  Each party shall be responsible for all of its own costs expenses incurred by it or on its behalf in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that, subject to the occurrence of the Closing, the Company shall reimburse the Investors for costs and expenses incurred by them or on their behalf in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, up to an aggregate amount to be furnished by the Investors in writing and agreed by the Company.

10.2.                     Governing Law.  This Agreement shall be governed in all respects by the Laws of the State of New York without regard to any choice of laws or conflict of law provisions that would require the application of the Laws of any other jurisdiction.

10.3.                     Jurisdiction.  Any dispute regarding this Agreement shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong.  The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Section 10.3. There shall be a panel of three (3) arbitrators. The Investors shall appoint one (1) arbitrator, the Company shall appoint one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC.  The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

10.4.       Equitable Remedies.  The parties hereto agree that irreparable damage would occur in the event that the Company does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties hereto acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies available to any party pursuant to this Section 10.4 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Investor from, in the alternative, seeking to terminate this Agreement and collect a remedy at law.

10.5.       Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that (a) the Company shall not assign this Agreement or any of its rights herein to any Person without the prior written consent of each Investor, and (b) each Investor shall not assign this Agreement or any of its rights herein to any Person without the prior written consent of the Company, provided further, however, that each Investor shall be entitled to assign this Agreement or any of its rights herein to any of its Affiliates without the prior written consent of the Company.

10.6.       No Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

10.7.       Entire Agreement.  This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

10.8.       Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or email as follows:

if to the Company:

c/o ZTO Express Co., Ltd.
No. 1685, Huazhi Road, Qingpu District
Shanghai 201708, the PRC
Attention: Chief Financial Officer
Facsimile: +86-21 5913 9333
Email: hp.yan@zto.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Z. Julie Gao
Facsimile: +852 3910 4863
Email: julie.gao@skadden.com

if to Cainiao:	c/o Zhejiang Cainiao Supply Chain Management Co. Ltd.
B1-2, Xixi Center, 588 West Wenyi Road
Xihu District, Hangzhou, Zhejiang, PRC
Attention: Lan Yao
Email: cnlegal@cainiao.com

if to YF:	c/o Rising Auspicious Limited
Room 3501, No. 1010 Mid Huai Hai Road
K Wah Centre, Shanghai, the PRC
Attention: Grace Ping
Email: grace.ping@yfc.cn

if to NRF	c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands
Attention: General Partner

with a copy to (which shall not constitute notice):

c/o Alibaba Group
26th Floor, Tower one, Time Square
1 Matheson Street, Causeway Bay, Hong Kong
Attention: Jin Lei
Email: lei.jin@alibaba-inc.com

if to Alibaba:	c/o Alibaba Group Services Limited
26th Floor, Tower one, Time Square
1 Matheson Street, Causeway Bay, Hong Kong
Attention: General Counsel
Tel: +852 2215 5200
Email: legalnotice@hk.alibaba-inc.com

with a copy to (which shall not constitute notice):

Ropes & Gray
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Peng Yu
James T. Lidbury
Facsimile: +852 3664 6588
Email: Peng.Yu@ropesgray.com
James.Lidbury@ropesgray.com

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.  Notices shall be deemed given when actually delivered by overnight delivery service, hand or email, or when received by facsimile if promptly confirmed.

10.9.       Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party hereto under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.10.     Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investors or, in the case of a waiver, by the party against whom the waiver is to be effective.

10.11.     Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, all of which together shall constitute one instrument.

10.12.     Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZTO EXPRESS (CAYMAN) INC.

By:	/s/ Meisong Lai
Name:	Meisong Lai
Title:	Chairman and CEO

Signature Page to Share Purchase Agreement
ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TAOBAO CHINA HOLDING LIMITED

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Director

Signature Page to Share Purchase Agreement
ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW RETAIL STRATEGIC OPPORTUNITIES INVESTMENTS 2 LIMITED

By:	/s/ David Egglishaw
Name:	David Egglishaw
Title:	Authorized Signatory

Signature Page to Share Purchase Agreement
ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAINIAO SMART LOGISTICS INVESTMENT LIMITED

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

Signature Page to Share Purchase Agreement
ZTO EXPRESS (CAYMAN) INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RISING AUSPICIOUS LIMITED

By:	/s/ Xin Huang
Name:	Xin Huang
Title:	Director

Signature Page to Share Purchase Agreement
ZTO EXPRESS (CAYMAN) INC.

Schedule 1

PURCHASED SHARES PARTICULARS

Investor	Class A Ordinary Shares	Total Purchase Price
Taobao China Holding Limited	57,870,370	US$	1,000,000,000
Rising Auspicious Limited	11,574,074	US$	200,000,000
Cainiao Smart Logistics Investment Limited	5,787,037	US$	100,000,000
New Retail Strategic Opportunities Investments 2 Limited	4,629,630	US$	80,000,000
TOTAL:	79,861,111	US$	1,380,000,000

Schedule 2

KEY PERSONS

Personnel	Position/Title
Meisong Lai	Chairman of the Board of Directors and Chief Executive Officer
Jianfa Lai	Director and Vice President of Operations
Jilei Wang	Director and Vice President of Infrastructure Management
Hongqun Hu	Chief Operating Officer
Huiping Yan	Chief Financial Officer
Jianchang Lai	Vice President of Overseas Operations
Jingxi Zhu	Vice President of Information Technology

Schedule 3

PERMITTED USE OF PROCEEDS

1.	Purchase of land use right in relation to and for the purpose of business expansion
2.	Equipment expenditures, including investments on equipment manufacturer
3.	Purchase or maintenance of transportation fleet; and
4.	Expenditures in relation to and for the purpose of business cooperation between the Group and Alibaba or its Affiliates as may be otherwise agreed

The Company covenants to Alibaba and Cainiao that it shall provide them with a quarterly report of the use of Proceeds with reasonable details.

Exhibit A

FORM OF ALIBABA AND CAINIAO REGISTRATION RIGHTS AGREEMENT

Exhibit B

FORM OF YF REGISTRATION RIGHTS AGREEMENT

Exhibit C

FORM OF NRF REGISTRATION RIGHTS AGREEMENT

Exhibit D

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit E

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

Exhibit F

FORM OF CAYMAN LEGAL OPINION

Exhibit G

FORM OF PRC LEGAL OPINION